UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 4, 2006

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)
(925) 452-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement
On August 4, 2006, Taleo Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Katy Murray, pursuant to which Ms. Murray agreed to serve as the Company’s executive vice president and chief financial officer. The material terms of the Employment Agreement are summarized in Item 5.02 below and incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 10, 2006, the Company announced that Katy Murray, age 38, was to be named executive vice president and chief financial officer of the Company. Ms. Murray’s employment with the Company is expected to begin on September 18, 2006. A copy of the press release naming Ms. Murray to the positions of executive vice president and chief financial officer is attached hereto as Exhibit 99.1.
Ms. Murray has served as vice president, chief financial officer of ExlService Holdings from June 2005. Prior to joining ExlService Holdings, Ms. Murray was at i2 Technologies, a supply chain software company, where she served as executive vice president and chief financial officer from January 2004 to May 2005 and held other positions from February 1998 to December 2003. Prior to joining i2 Technologies, Ms. Murray worked for over four years with Paymentech, as a director of accounting. Ms. Murray is a certified public accountant.
The Employment Agreement provides for an annual base salary of $275,000 and an annual target of $150,000 for aggregate annual and quarterly bonuses. Ms. Murray’s bonuses will be determined based upon the achievement of quarterly and yearly performance goals approved by the Company’s chief executive officer. In addition to the compensation described above, Ms. Murray will receive separate bonuses of not less than $37,500 for each of the periods ending September 30, 2006 and December 31, 2006. Ms. Murray will also receive reasonable reimbursment for her relocation expenses, not to exceed $30,000.
Subject to the approval of the Board of Directors, Ms. Murray will receive an option to purchase 125,000 shares of the Company’s Class A common stock at the then current fair market value, which will vest over a four-year period, at a rate of 25% upon the first anniversary of Ms. Murray’s employment start date and in equal monthly installments thereafter, and 20,000 restricted shares of the Company’s Class A common stock. The Company’s right of repurchase as to such restricted shares will lapse at a rate of 1/16th of the shares at the end of each full calendar quarter after Ms. Murray’s employment start date.
Under the Employment Agreement, in the event Ms. Murray’s employment is terminated by us without cause or Ms. Murray resigns for good reason, as such terms are defined in the Employment Agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Ms. Murray’s outstanding equity awards will continue to vest or be released from restriction for six months from the date of termination of employment.
Further, in the event Ms. Murray’s employment is terminated without cause or Ms. Murray resigns for good reason, within one year following a change of control, as such term is defined in the Employment Agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for 12 months, (iii) bonus payments at her then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Ms. Murray’s outstanding equity awards will vest or be released from restriction immediately.

Also, Ms. Murray is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement between Taleo Corporation and Katy Murray dated August 4, 2006

99.1	Press Release dated August 10, 2006, entitled “Taleo Appoints Katy Murray as Chief Financial Officer.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
By:	/s/ Divesh Sisodraker
Divesh Sisodraker
Chief Financial Officer

Date: August 10, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Taleo Corporation and Katy Murray dated August 4, 2006

99.1	Press Release dated August 10, 2006, entitled “Taleo Appoints Katy Murray as Chief Financial Officer.”